                                                                                                                                                                                                                                                                       Exhibit 99.2
Worldwide Communications:

Media Relations Office: 847.700.5538

Evenings/Weekends: 847.700.4088

FOR IMMEDIATE RELEASE

UAL CORPORATION REPORTS THIRD-QUARTER RESULTS

Third-Quarter Operating Loss of $80 Million

Fuel Expense $291 Million Higher Than Third-Quarter 2003

Record-High Fuel Costs, Industry Excess Capacity and Soft Yields Necessitate

Fundamental Change and Further Cost Reductions

CHICAGO, October 28, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its third-quarter 2004 financial results.

UAL reported a third-quarter operating loss of $80 million, which compares with a $19 million operating profit in the third quarter of 2003. UAL reported a net loss of $274 million, or a loss per basic share of $2.38, which includes $97 million in special and reorganization items described in the notes to the financial tables. Excluding the $97 million in special and reorganization items, UAL's net loss for the third quarter totaled $177 million, or a loss per basic share of $1.55.

"A systemic change is underway in the airline industry. Excess capacity has led to the lowest fares in more than a decade," said Glenn Tilton, chairman, president and chief executive officer. "This new environment, coupled with record fuel costs, means we have more work to do if we are to be successful. And we will be. With our unmatched global route network, and our people, who continue to deliver excellent customer service, no one is better positioned in this industry than United to be sustainable, profitable and competitive for the long term."

United continued work on its ongoing strategy

In the third quarter, United continued work on its ongoing strategy to reduce costs, leverage the product portfolio and network, deliver operational excellence and focus on customer service and investment in products. Specifically, United:

    Successfully negotiated the expansion of its debtor-in-possession financing to $1 billion on favorable terms and extended the repayment schedule through June 2005, demonstrating that major financial institutions support the company's long-term prospects.
    Substantially accelerated the company's plan to optimize its worldwide network by expanding its international leadership, redeploying aircraft to more profitable routes and reducing the overall size of its mainline fleet;
    Leveraged United's core competencies to improve revenue from sources other than commercial flights, including United Services' maintenance, repair and overhaul services and United Cargo freight revenue;
    Agreed with certain large holders of Chicago municipal bonds to a settlement, which in effect, reduced United's indebtedness from about $600 million to $150 million. This settlement results in savings of approximately $450 million for United.
    Continued to deliver outstanding operational performance for the third quarter 2004. Seventy percent of United flights departed exactly on time during the quarter, two percentage points better than the goal set by the company for its new employee incentive program.
"United's financial performance, like the rest of the industry, was severely affected by low yields and the soaring cost of fuel during one of the traditionally most profitable periods. During the third quarter, the company burned through almost $1 million per day on an operating basis," said Jake Brace, United's executive vice president and chief financial officer. "Even though our unit revenue performance was on par with our peers, the pricing environment prohibits us from recouping high fuel costs. Given the urgency of United's situation and the stark financial reality in the entire industry, United believes that it will have no choice but to seek significant additional labor savings beyond terminating and replacing our pension plans."

Notwithstanding the $5 billion in annualized cost reductions the company will have in place by 2005, United previously announced that it had targeted more than $1 billion in additional cost savings over and above any savings that United might realize through the potential termination and replacement of its pension plans. UAL expects to substantially update its business plan based on feedback from the capital markets, the creditor's committee and other stakeholders.

Financial Results

UAL's third-quarter 2004 operating revenues were $4.3 billion, up 7% compared to third quarter 2003. Load factor increased 1.9 points to 82.1% as traffic increased 11% on an 8% increase in capacity. During the third quarter, passenger unit revenue was 3% lower on a 5% yield decrease.

Largely driven by the 8% increase in capacity, total operating expenses for the quarter were $4.4 billion, up 10% from the year-ago quarter. Mainline operating expenses per available seat mile increased 1% from the third quarter 2003. Excluding fuel, mainline operating expenses per available seat mile decreased 7%. Productivity (available seat miles divided by employee equivalents) was up 9% for the quarter year-over-year. Fuel expense was $291 million higher than in the third quarter 2003. Average fuel price for the quarter was $1.30 per gallon (including taxes), up 44% year-over-year.

The company ended the quarter with an unrestricted cash balance of $1.5 billion and an additional restricted cash balance of $857 million. During the quarter the company made a quarterly retroactive wage payment to International Association of Machinists members of $63 million and a quarterly Success Sharing reward to employees of $26 million. In addition, non-aircraft capital expenditures totaled $79 million and principal debt repayments totaled $136 million. During September, the company accessed $503 million from the expanded debtor-in-possession financing.

The company had an effective tax rate of zero for the third quarter, which makes UAL's pre-tax loss the same as its net loss.

Outlook

We expect fourth-quarter system mainline capacity to be up about 3% year-over-year. Mainline capacity for 2005 is expected to be about 3% lower than 2004. The company expects fuel price, including taxes, for the fourth quarter to average $1.45 per gallon. As a result, fuel expense for the year is expected to be $1.2 billion higher than planned. The company has 36% of its expected fuel consumption for the fourth quarter hedged between $1 and $1.17 per gallon, excluding taxes.

September Monthly Operating Report

UAL today also filed with the United States Bankruptcy Court its Monthly Operating Report for September. The company posted a $118 million operating loss for September and met its DIP covenants for the month. We are currently in compliance with the terms of the Club Facility; however, we now believe that, due to record high fuel prices coupled with continued weakness in the revenue environment, there is a strong possibility that we will not be able to comply with the Club Facility's EBITDAR covenant in the fourth quarter. Under the current terms of the Club Facility, failure to comply with the EBITDAR covenant would constitute a default of the Club Facility. We are currently in discussions with the Club Facility lenders regarding this situation.

News releases and other information about United Airlines can be found at the company's website, www.united.com.

The Notes attached to the Statement of Consolidated Operations show a reconciliation of the reported net income to the net loss excluding special charges, as well as a reconciliation of other financial measures, including and excluding special charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

United

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended September 30
	2004	2003	% Change
Operating revenues:
Passenger - United Airlines	$ 3,298	$ 3,141	5.0
- Regional Affiliates	495	428	15.7
Cargo	171	145	17.9
Other operating revenues	341	310	10.0
	4,305	4,024	7.0
Operating expenses:
Salaries and related costs	1,278	1,204	6.1
Aircraft fuel	805	514	56.6
Purchased services	371	319	16.3
Aircraft rent	133	150	(11.3)
Landing fees and other rent	237	240	(1.3)
Depreciation and amortization	213	265	(19.6)
Aircraft maintenance	183	167	9.6
Commissions	78	84	(7.1)
Regional Affiliates	576	521	10.6
Other operating expenses	511	515	(0.8)
Special items	-	26	-
	4,385	4,005	9.5

Earnings (loss) from operations	(80)	19	-

Other income (expense):
Interest expense	(100)	(123)	(18.7)
Interest income	4	4	-
Equity in earnings of affiliates	2	1	-
Non-operating special items	18	(25)	-
Miscellaneous, net	(3)	(9)	(66.7)
	(79)	(152)	(48.0)

Loss before reorganization items and income taxes	(159)	(133)	19.5
Reorganization items, net	(115)	(234)	(50.9)
Loss before income taxes	(274)	(367)	(25.3)
Credit for income taxes	-	-	-
Net loss	$ (274)	$ (367)	(25.3)

Per share, basic:
Net loss	$ (2.38)	$ (3.47)

Weighted average shares (basic)	116.2	106.5
_____________
See accompanying notes.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Nine Months Ended September 30
	2004	2003	% Change
Operating revenues:
Passenger - United Airlines	$ 9,504	$ 8,451	12.5
- Regional Affiliates	1,440	1,105	30.3
Cargo	486	463	5.0
Other operating revenues	973	1,112	(12.5)
	12,403	11,131	11.4
Operating expenses:
Salaries and related costs	3,735	4,101	(8.9)
Aircraft fuel	2,101	1,538	36.6
Purchased services	1,093	961	13.7
Aircraft rent	404	487	(17.0)
Landing fees and other rent	710	716	(0.8)
Depreciation and amortization	661	775	(14.7)
Aircraft maintenance	562	399	40.9
Commissions	240	213	12.7
Regional Affiliates	1,732	1,417	22.2
Other operating expenses	1,449	1,724	(16.0)
Special items	-	26	-
	12,687	12,357	2.7

Loss from operations	(284)	(1,226)	(76.8)

Other income (expense):
Interest expense	(337)	(409)	(17.6)
Interest capitalized	1	2	(50.0)
Interest income	19	13	46.2
Equity in losses of affiliates	-	(4)	-
Non-operating special items	5	179	(97.2)
Miscellaneous, net	5	(7)	-
	(307)	(226)	35.8

Loss before reorganization items and income taxes	(591)	(1,452)	(59.3)
Reorganization items, net	(389)	(880)	(55.8)
Loss before income taxes	(980)	(2,332)	(58.0)
Credit for income taxes	-	-
Net loss	$ (980)	$ (2,332)	(58.0)

Per share, basic:
Net loss	$ (8.77)	$ (23.28)

Weighted average shares (basic)	112.6	100.5
_____________
See accompanying notes.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL" or the "Company") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	During the third quarter of 2004, United changed its classification of United Express ("UAX") revenues and expenses for all of its UAX carriers. Previously, certain UAX carrier revenues and expenses were presented net in passenger revenue. Amounts for all UAX carriers are recorded as "regional affiliates revenue" and "regional affiliates expense". Prior period amounts have been reclassified.

(3)	In connection with its bankruptcy proceedings, the Company recorded the following reorganization items:
	(In Millions)		Three-Month Period			Nine-Month Period
			2004	2003		2004	2003
	Aircraft rejection costs		$ 88	$ 170		$ 312	$ 449
	Transfer of lease certificates		-	-		-	215
	Professional fees		40	37		123	112
	Severance and employee retention		-	33		7	81
	Interest income		(4)	(4)		(12)	(12)
	Other		(9)	(2)		(41)	35
			$ 115	$ 234		$ 389	$ 880
	Aircraft rejection costs include the Company's estimate of claims incurred as a result of the rejection of certain aircraft as part of the bankruptcy process. In addition, the Company renegotiated certain off-balance sheet aircraft leases and surrendered its portion of the lease debt to the original equity participant. Accordingly, the Company's investment in these certificates was reduced to zero and the Company recognized a $215 million non-cash charge in reorganization items in the first quarter of 2003.

(4)	Operating special items recorded in the third quarter and nine months ended September 30, 2004 and 2003, respectively:

	In the third quarter of 2003, the Company recognized a charge of $26 million for aircraft impairment related to planned accelerated retirement of the B767-200 operating fleet.

	In the third quarter of 2003, the Company recognized a loss of $45 million arising from the sale of certain aircraft in depreciation expense.

	In the first quarter of 2004, the Company included in passenger revenue approximately $60 million of income resulting from out-of-period adjustments.

	In the second quarter of 2003, the Company recognized a $152 million curtailment charge in salaries and related costs related to the revaluation of the Company's pension and postretirement plans as well as a $102 million reversal of a contractual payment to some employees and changes in vacation accruals due to new lower pay rates resulting from contract renegotiations. In addition, the Company recognized a loss of $41 million arising from the sale of certain aircraft in depreciation expense.

(5)	Non-operating special items recorded in the third quarter and nine months ended September 30, 2004 and 2003, respectively:

	In the third quarter of 2004, the Company recorded a gain of $18 million from the sale of its pre-petition claim against Air Canada in connection with their bankruptcy related to the Company's equity interest in three Airbus A330 aircraft leased to Air Canada.

	In the third quarter of 2003, the Company recorded a charge of $25 million for the write-down of certain non-operating B767 aircraft to record the assets at net realizable value.

	In the first quarter of 2004, the Company recorded a charge of $13 million for the write-down of certain non-operating B767 aircraft to record the assets at net realizable value.

	In the second quarter of 2003, the Company recorded $300 million in compensation received from the Emergency Wartime Supplemental Appropriations Act. In addition, the Company recorded $41 million in interest income on IRS tax refunds received in the second quarter.

	In the first quarter of 2003, the Company recorded a charge of $137 million in connection with the write-down of the Company's investment in Air Canada preferred stock ($46 million) and to recognize a liability for the Company's guarantee of Air Canada debt ($91 million).

(6)	Included in UAL's results of operations are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC"). For the third quarter of 2004 and 2003 and the first nine months of 2004 and 2003, UAFC recorded revenues for fuel sales to third parties of $130 million, $144 million, $336 million and $599 million, respectively.

(7)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results provide a better perspective of United's ongoing operations. Statistical information is for United mainline operations only.

		Three-Month Period				Nine-Month Period
		In Millions		EPS		In Millions		EPS
		2004	2003	2004	2003	2004	2003	2004	2003
	GAAP net loss	$ (274)	$ (367)	$ (2.38)	$ (3.47)	$ (980)	$ (2,332)	$ (8.77)	$ (23.28)
	Adjusted for:
	Curtailment charges	-	-	-	-	-	152	-	1.52
	Reversal of employee charges	-	-	-	-	-	(102)	-	(1.01)
	Special charges	-	71	-	0.67	-	112	-	1.13
	Non-operating special items	(18)	25	(0.15)	0.23	(5)	(179)	(0.04)	(1.79)
	Reorganization items, net	115	234	0.98	2.21	389	880	3.45	8.75
		$ (177)	$ (37)	$ (1.55)	$ (0.36)	$ (596)	$ (1,469)	$ (5.36)	$ (14.68)

		Three-Month Period				Nine-Month Period
		2004		2003		2004		2003
	Operating expense per asm	9.96		9.88		9.99		10.67
	Fuel expense	(2.11)		(1.46)		(1.92)		(1.51)
	Operating expense per asm excluding
	fuel expense (cents)	7.85		8.42		8.07		9.16

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Three Months Ended September 30
	2004	2003	% Change
OPERATING STATISTICS
United Air Lines Mainline Jet Operations

Revenue passengers (in thousands)	19,360	17,635	9.8

Revenue passenger miles (in millions)	31,342	28,273	10.9

Available seat miles (in millions)	38,155	35,249	8.2

Passenger load factor (percent)	82.1	80.2	1.9 pt.

Breakeven passenger load factor (percent)	85.9	81.2	4.7 pt.

Passenger revenue per passenger mile - yield (cents)	10.47	11.01	(4.9)

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.64	8.91	(3.0)

Operating revenue per available seat mile - unit revenue (cents)	9.78	10.03	(2.5)

Operating expenses per available seat mile - unit cost (cents)	9.96	9.88	0.8

Operating expenses per available seat mile excluding
fuel expense (cents)	7.85	8.42	(6.8)

Average price per gallon of jet fuel (cents)	130.1	90.4	43.9

Number of aircraft in operating fleet at end of period	509	539	(5.6)

Average full-time equivalent employees (thousands)	59.0	59.5	(0.8)

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Nine Months Ended September 30
	2004	2003	% Change
OPERATING STATISTICS
United Air Lines Mainline Jet Operations

Revenue passengers (in thousands)	53,771	49,705	8.2

Revenue passenger miles (in millions)	87,345	77,854	12.2

Available seat miles (in millions)	109,300	102,013	7.1

Passenger load factor (percent)	79.9	76.3	3.6 pt.

Breakeven passenger load factor (percent)	84.4	89.2	(4.8) pt.

Passenger revenue per passenger mile - yield (cents)	10.82	10.76	0.6

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.70	8.28	5.1

Operating revenue per available seat mile - unit revenue (cents)	9.79	9.62	1.8

Operating expenses per available seat mile - unit cost (cents)	9.99	10.67	(6.4)

Operating expenses per available seat mile excluding
fuel expense (cents)	8.07	9.16	(11.9)

Average price per gallon of jet fuel (cents)	118.8	93.6	26.9

Number of aircraft in operating fleet at end of period	509	539	(5.6)

Average full-time equivalent employees (thousands)	59.4	62.4	(4.8)